Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2024 Incentive Award Plan and the 2024 Employee Stock Purchase Plan of PACS Group, Inc. of our report dated November 19, 2025, with respect to the combined/consolidated financial statements of PACS Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 19, 2025